Exhibit 97.1

Arm Holdings plc
Clawback Policy

PURPOSE

This policy sets forth the conditions under which Arm Holdings plc (the “Company”) must seek to recover certain Incentive-Based Compensation received by current or former executive officers, each a Covered Person. Notwithstanding anything to the contrary in any of the Company’s equity, bonus or incentive plans applicable to a Covered Person, or any award agreements under such plans, in the event that the Company is required to prepare a Restatement, the Company will reasonably promptly recover the Recovery Amount from each Covered Person. This policy shall be interpreted in a manner that is consistent with any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, LLC (“Nasdaq”), and any other applicable law. This policy shall be effective as of November 15, 2023. Capitalized terms herein shall have the meanings ascribed to such terms in the Definitions section below.

The Remuneration Committee of the Board of Directors of the Company (the “Board”) shall have the full and final authority to make all determinations required under this policy, and all such determinations shall be final and binding on all persons.

RECOVERY OF INCENTIVE-BASED COMPENSATION

In the event of a Restatement, the Remuneration Committee will seek recovery of the Recovery Amount. However, the Remuneration Committee may seek to recover more than the Recovery Amount if it decides such action is appropriate. In making such determination, the Remuneration Committee shall consider all relevant facts and circumstances, including whether the Covered Person has engaged in fraud, misconduct or negligent conduct that caused or contributed to the Restatement.

This policy applies to all Incentive-Based Compensation received by a Covered Person on or after October 2, 2023 and during the Recovery Period. Incentive-Based Compensation will be deemed to be received for the purposes of this policy in the fiscal period during which the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period. This policy does not apply to any Incentive-Based Compensation received before the Company had a class of securities listed on a U.S. national securities exchange.

The Company’s obligation to recover erroneously awarded Incentive-Based Compensation under this policy is not dependent on when, or if, restated financial statements are filed.

The Company shall, in a reasonably prompt manner, recover the Recovery Amount as determined by the Remuneration Committee, unless the Remuneration Committee determines that recovery is impracticable because:
(i)the direct expense to a third party to assist in enforcing this policy would exceed the Recovery Amount, however, the Company must make a reasonable attempt to recover the Recovery Amount before concluding that recovery is impracticable, document such reasonable attempt to recover the Recovery Amount and provide such related documentation to Nasdaq;
(ii)recovery would violate applicable U.K. law adopted prior to November 28, 2022, however, the Company must obtain an opinion of counsel before concluding that recovery is impracticable, acceptable to Nasdaq, that recovery would result in such a violation, and the Company will provide that opinion to Nasdaq; or
(iii)recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

APPLICABILITY AND ENFORCEMENT

The application and enforcement of this policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this policy restricts the Company from seeking recovery under any other remuneration recovery policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recovery of remuneration from a Covered Person. If a Covered Person fails to repay the Recovery Amount that is owed to the Company under this policy, the Company shall take all appropriate action to recover such Recovery Amount from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Recovery Amount.

The terms of the policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators and legal representatives. If any provision of this policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

NO INDEMNIFICATION

In no event will the Company indemnify any Covered Person for any amounts that are recovered under this policy.

OTHER LAWS

The policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Person that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption of the Policy), including Section 304 of the Sarbanes-Oxley Act of 2002 that is applicable to the Company’s Chief Executive Officer and Chief Financial Officer. To the extent that the application of this policy would provide for recovery of Incentive-Based Compensation that the Company already recovered pursuant to any such statutory repayment requirement, any such amount recovered from a Covered Person will be credited to any recovery required under this policy in respect of such Covered Person.

AMENDMENT; TERMINATION

The Board may amend or terminate this policy at any time.

ACKNOWLEDGEMENT

Each Covered Person shall sign and return to the Company, within 30 calendar days following the later of:
(i)the effective date of this policy first set forth above; or
(ii)the date the individual becomes a Covered Person, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Person agrees to be bound by, and to comply with, the terms and conditions of this policy.

DEFINITIONS

For purposes of this policy, the following terms are defined as follows:

“Covered Persons” means all of the Company’s current and former executive officers. The term executive officer includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a significant policy-making function, or any other person who performs similar policy-making functions for the Company.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure(s) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

“Recovery Amount” means, in the event of a Restatement, the amount as determined by the Remuneration Committee of Incentive-Based Compensation received by a Covered Person that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had such Incentive-Based Compensation been determined based on the restated amounts, and must be computed without regard to any taxes paid by the relevant Covered Person. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to Nasdaq.

“Recovery Period” means, with respect to all Incentive-Based Compensation received by a person:
(i)after beginning service as a Covered Person;
(ii)who served as a Covered Person at any time during the performance period for the Incentive-Based Compensation;
(iii)while the Company has a class of securities listed on a national securities exchange or a national securities association; and
(iv)during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

The Company is deemed to be required to prepare a Restatement on the earlier of:
(i)the date the Board, a committee of the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or
(ii)the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

“Restatement” means any required accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

EXHIBIT A

ARM HOLDINGS PLC

CLAWBACK POLICY ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Arm Holdings plc (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning the Recovery Amount (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED PERSON
Signature
Print Name
Date

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